Exhibit 3

PERFECT MOMENT LTD.
2021 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Perfect Moment Ltd. 2021 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, the Exercise Notice, attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto (together, the “Option Agreement”).

Participant Name: Jane Gottschalk
Address: [***]

The undersigned Participant has been granted an Option to purchase Common Stock of Perfect Moment Ltd. (the “Company”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:	2021-003
Date of Grant:	24th August 2021
Vesting Commencement Date:	1st July 2021
Exercise Price per Share (in U.S. Dollars):	$3.50
Total Number of Shares Subject to Option:	68,172
Total Exercise Price (in U.S. Dollars):	$238,602.00
Type of Option:	Incentive Stock Option
Term/Expiration Date:	5 Years / 30th June 2026

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, this Option will vest and be exercisable, in whole or in part, in accordance with the following schedule:

33.3% or 22,724 vest 1st July 2021,

33.3% or 22,724 vest 1st July 2022,

The remaining 33.3% or 22,724 vest 1st July 2023,

Termination Period:

In the event of cessation of Participant’s status as a Service Provider, this Option will be exercisable, to the extent vested, for a period of thirty (30) days after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case the Option will be exercisable, to the extent vested, for a period of six (6) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 14 of the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, the Exercise Notice, attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan, this Option, and the Option Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan or this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	PERFECT MOMENT LTD.

/s/ Jane Gottschalk	/s/ Negin Yeganegy
Signature	Signature

Jane Gottschalk	Negin Yeganegy
Print Name	Print Name

Director
Title

Address:

[***]

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant of Option.

(a) The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, which is incorporated herein by this reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail, save to the extent such conflict arises as a result of the application of an express term of any Country Addendum (as defined below) attached to this Option Agreement in which case the terms and conditions of the Country Addendum will prevail.

(b) For U.S. taxpayers, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”). If designated in the Notice of Grant as an ISO, this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as an NSO. Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) will be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company, or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

(c) For non-U.S. taxpayers, the Option will be designated as an NSO.

2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Unless specifically provided otherwise in this Option Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, Shares subject to this Option that are scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and the terms of this Option Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit B to the Notice of Grant or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and of any Tax Obligations (as defined in Section 6(a)). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable Tax Obligations.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash in U.S. dollars;

(b) check designated in U.S. dollars;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares; and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting, or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash in U.S. dollars; (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences); (iii) having the amount of such Tax Obligations withheld from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s); (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to such Tax Obligations; or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the applicable Service Recipient(s) (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Option is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant immediately will notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d) Section 409A. Under Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right; (ii) an additional twenty percent (20%) federal income tax; and (iii) potential penalty and interest charges. The “discount option” also may result in additional state income, penalty, and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties, and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

9. Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Administrator;

(c) Participant is voluntarily participating in the Plan;

(d) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(e) the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted;

(g) if the underlying Shares do not increase in value, the Option will have no value;

(h) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i) for purposes of the Option, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time), and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(j) unless otherwise provided in the Plan or by the Administrator in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) the following provisions apply only if Participant is providing services outside the United States:

(i) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii) Participant acknowledges and agrees that no Service Recipient will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii) no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10. No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Option. Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Perfect Moment Ltd., c/o 209 Canalot Studios, 222 Kensal Road, London, W10 5BN, or at such other address as the Company may hereafter designate in writing.

13. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant.

14. Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option Agreement will be binding upon Participant and his or her heirs, executors, administrators, successors, and assigns. The rights and obligations of Participant under this Option Agreement may be assigned only with the prior written consent of the Company.

15. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification, or rule compliance of the Shares upon any securities exchange or under any state, federal, or non-U.S. law, the tax code, and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission, or any other governmental regulatory body or the clearance, consent, or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the exercise of the Options or the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such exercise, purchase, or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent, or approval will have been completed, effected, or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

16. Language. If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company, and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Option Agreement.

18. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20. Option Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21. Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly represents and warrants that he or she has been granted the Option under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Administrator at any time.

22. Governing Law and Venue. This Option Agreement and the Option are governed by the internal substantive laws, but not the choice of law rules of Delaware. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the courts of Wilmington, Delaware, or the United States federal courts for the state of Delaware, and no other courts, where this Option is made and/or to be performed.

23. Country Addendum. Notwithstanding any provisions in this Option Agreement, this Option will be subject to any special terms and conditions set forth in an appendix (if any) to this Option Agreement for any country whose laws are applicable to Participant and this Option, or for any country in which the Participant is subject to tax and/or social security contributions in relation to services provided to, or duties performed for, the Company (or any Parent or Subsidiary), (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to, or provides services to/performs duties for the Company (or any Parent or Subsidiary) in one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Option Agreement.

24. Modifications to the Option Agreement. This Option Agreement and any Country Addendum constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with the Option.

25. No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local, and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

*    *    *

EXHIBIT B

PERFECT MOMENT LTD.
2021 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

Perfect Moment Ltd.
c/o Perfect Moment (UK) Limited
209 Canalot Studios,
222 Kensal Road
London
W10 5BN

Attention: [Stock Administration]

1. Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Perfect Moment Ltd. (the “Company”) under and pursuant to the 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, dated ________, which includes the Notice of Stock Option Grant, the Terms and Conditions of Stock Option Grant, and other exhibits, appendices, and addenda attached thereto (together, the “Option Agreement”). Unless otherwise defined herein, capitalized terms used in this Exercise Notice will be ascribed the same defined meanings as set forth in the Option Agreement (or, as applicable, the Plan or other written agreement or arrangement as specified in the Option Agreement).

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read, and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by this reference. This Exercise Notice, the Plan and the Option Agreement (including the exhibits, appendices, and addenda thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

Accepted by:

PURCHASER	PERFECT MOMENT LTD.

Signature	Signature

Print Name	Print Name

Title

Address:

Date Received

PERFECT MOMENT LTD.
2021 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
COUNTRY ADDENDUM

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the stock option (the “Option”) to purchase shares of the Common Stock of Perfect Moment Ltd. (the “Company”) granted pursuant to the terms and conditions of the Perfect Moment Ltd. 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, which includes the Notice of Stock Option Grant, the Terms and Conditions of Stock Option Grant and other exhibits, appendices, and addenda attached thereto, including this Country Addendum (together, the “Option Agreement”) , to the extent the individual to whom the Option was granted (“Participant”) resides in, provides services in, or is subject to tax and/or social security contributions in one of the countries listed below.

Notifications

This Country Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of 1st July, 2021. Such laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant exercises the Option or sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws of Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is working or transfers to another country after the grant of the Option, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company, in its discretion, will determine the extent to which the terms and conditions contained herein will apply to Participant under these circumstances.

United Kingdom

The following provisions shall apply:

1. The Plan

Section 2 – Definitions:

The definitions set out in Section 2 of the Plan shall be amended as follows:

“Consultant” – the words “any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company” shall be deleted and replaced with “any person including an advisor engaged (directly or indirectly, including through a personal service company or other intermediary) by the Company or a Parent or Subsidiary of the Company”

“Employee” – the definition shall be replaced with “means any person, including Officers and Directors (other than non-executive Officers and Directors), employed or appointed by the Company or any Parent or Subsidiary of the Company. Neither service as a non-executive Officer or Director, not the payment of fees by the Company to non- executive Officers or Directors is intended to constitute “employment” for employment status purposes”

“Officer” – the definition shall be replaced with “has the meaning given to it in the Companies Act 2006”

Section 4 – Administration of the Plan:

In Section 4(b) of the Plan, the words “, actual market value and/or unrestricted market value” shall be added to sub-section (i)

At the end of Section 15(a) of the Plan, the words “in each case, to the extent permitted by law” shall be added.

2. The Stock Option Agreement

In Section 6(a) of the Terms and Conditions of Stock Option Grant that apply to the Option Agreement, the words “in each case, to the extent permitted by law” shall be added at the end of the first sentence.

The following definitions and terms shall apply to the Option Agreement, as new sections to the Option Agreement:

(1A) UK Interpretation

Employer’s NICs means secondary class 1 (employer’s) National Insurance contributions, or employer’s social security or similar contributions;

HMRC means Her Majesty’s Revenue and Customs;

ITEPA means the Income Tax (Earning and Pensions) Act 2003

Market Value has the meaning ascribed to it in Part VIII of the Taxation of Chargeable Gains Act 1992

Tax Liability means all liability to:

(i) income tax, or any other tax, which the Company (or any Parent or Subsidiary) is or may be liable to account for on behalf of the Participant to HMRC; and

(ii) social security or similar contributions which the Company (or any Parent or Subsidiary) is or may be liable to account for (or, for which it has agreed to account) on behalf of the Participant to HMRC (including, but without limitation, Employer's NICs, where the liability for this has been transferred to the Participant); and

(iii) Employer's NICs which the Participant is required to pay in accordance with Section 1B;

in each case, which arises as a consequence of or in connection with the exercise, release, assignment or cancellation of the Option and/or the earmarking, holding, disposal and/or purchase of the Common Stock acquired pursuant to the Option (or any other securities or assets acquired or earmarked as a result of holding Common Stock) and/or the receipt by an ‘Associated Person’ (as defined in section 472 of ITEPA) of a benefit in connection with the Option.

(1B) Tax Indemnity

The Participant unconditionally and irrevocably agrees as a condition of the Participant’s right to exercise the Option that to the extent lawful and unless the Administrators determine otherwise:

(i) there may be recovered from the Participant an amount equal to any liability to Employer's NICs which arises as a consequence of or in connection with the exercise of the Option;

(ii) the Participant will enter into any election or agreement required by the Administrators (including, but without limitation, a joint election of the type referred to in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) under which the liability for any Employer’s NICs which arises as a consequence of or in connection with the exercise of the Option is transferred to the Participant;

(iii) the Participant will place the Company (and any Parent or Subsidiaries) in funds and indemnify the same in respect of the Tax Liability;

(iv) the Company may sell on the Participant’s behalf at the best price which it can reasonably obtain such number of shares allocated or allotted to the Participant following exercise as will provide an amount equal to the Tax Liability and/or an amount equal to the Tax Liability may be withheld from any amounts due to the Participant from the Company;

(v) the exercise of the Option will be conditional on the Participant, if required by the Administrators, executing a tax election under section 431(1) of ITEPA to disapply fully the provisions of Chapter 2 of Part 7 of ITEPA in respect of restricted securities in such form as is approved by or agreed with HMRC under the terms of section 431(5) of ITEPA and within any required time limit; and

(vi) the Participant will sign, promptly, all documents required by the Group to effect the terms of this section 1B.

(1C) Stamp Duty

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of shares to or at the direction of the Participant (other than stamp duty or stamp duty reserve tax payable on the sale of shares by the Company at the direction of the Participant) shall be paid by the Company.

(1D) Vesting

For the purposes of Section 2 of the Terms and Conditions of Stock Option Grant that apply to the Option Agreement, a Participant will be treated as having been continuously a Service Provider during any period that the Participant is in receipt of statutory sick pay or enhanced sick pay, or is taking ordinary or additional maternity or adoptive leave, paternity, parental and/or shared parental leave.

(1E) Payments in GBP

The Administrators may determine, at their sole discretion, to permit any amounts payable by the Participant under the Plan or the Option Agreement in GBP. The Administrators shall notify the Participant of the appropriate and reasonable rate of exchange.

(1F) Data Protection

The Company or any of its Subsidiaries or Parents may collect, hold, process and transfer the Participant’s personal data and information, including sensitive personal data, for the purposes of this Option Agreement, which will be set out in the Participant’s data protection privacy notice.